Exhibit 5.1

Shook, Hardy & Bacon L.L.P.

2555 Grand Boulevard

Kansas City, Missouri 64108

(816) 474-6550

September 21, 2004

QC Holdings, Inc.

2812 West 47th Avenue

Kansas City, Kansas 66103

Ladies and Gentlemen:

We have acted as counsel to QC Holdings, Inc., a Kansas corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of the Company’s Registration Statement on Form S-8 (as amended, the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering of up to 4,662,500 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company, consisting of (i) up to 1,462,500 shares of which may be issued pursuant to the Company’s 1999 Stock Option Plan (the “1999 Plan”), (ii) up to 3,000,000 shares of which may be issued pursuant to the Company’s 2004 Equity Incentive Plan (together with the 1999 Plan, the “Plans”), and (iii) up to 200,000 shares of which may be issued upon the exercise of stock options (the “Albin Options”) granted to Mr. Robert L. Albin pursuant to a prior consulting agreement with the Company.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Articles of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the Registration Statement; (iv) the Plans, and (v) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. We have also assumed that, other than with respect to the Company, at such times as the respective Shares are issued, all of the documents referred to in this opinion will have been duly authorized, executed, delivered and countersigned by, and will constitute the valid, binding and enforceable obligations of, all of the parties to such documents, that all of the signatories to such documents will have been duly authorized and all parties will be duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver, countersign and perform such documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and have assumed the correctness and accuracy of all such certificates.

Based on the foregoing, and in reliance thereon, and subject to the assumptions, comments, qualification, limitations and exceptions set forth herein, we are of the opinion that, when the Shares have been duly issued and delivered against payment therefor in accordance with the terms of the Plans or the Albin Options, as applicable, the Shares will be validly issued, fully paid and nonassessable.

The opinion expressed herein is limited to the corporate laws of the State of Kansas, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/S/    SHOOK, HARDY & BACON L.L.P.